EXHIBIT 99.1

DISH NETWORK AND ECHOSTAR STATEMENT REGARDING GRANTING OF EN BANC HEARING

ENGLEWOOD, Colo. – May 14, 2010 – DISH Network L.L.C., a subsidiary of DISH Network Corporation (NASDAQ: DISH), and EchoStar Technologies L.L.C., a subsidiary of EchoStar Corporation (NASDAQ: SATS), issued the following statement regarding recent developments in TiVo vs. EchoStar Communications Corporation:

“DISH Network and EchoStar are pleased that the full Federal Circuit Court of Appeals has granted their petition for rehearing en banc.

We believe the issues that will be considered by the full court on rehearing will have a profound impact on innovation in the United States for years to come."

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About DISH Network

DISH Network L.L.C., a subsidiary of DISH Network Corporation (NASDAQ: DISH), provides more than 14.3 million satellite TV customers, as of March 31, 2010, with the highest quality programming and technology at the best value, including the lowest all-digital price nationwide. Customers have access to hundreds of video and audio channels, the most HD channels, the most international channels, state-of-the-art interactive TV applications, and award-winning HD and DVR technology including 1080p Video on Demand and the ViP® 722 HD DVR, a CNET and PC Magazine “Editors’ Choice.” DISH Network Corporation is included in the Nasdaq-100 Index (NDX) and is a Fortune 200 company. Visit www.dish.com, follow on Twitter, @dishnetwork (www.twitter.com/dishnetwork), or become a Fan on Facebook, www.facebook.com/dishnetwork.

About EchoStar Corporation
EchoStar Corporation (Nasdaq: SATS) provides equipment sales, digital broadcast operations, and satellite services that enhance today’s digital TV lifestyle, including products from Sling Media, Inc., a wholly owned subsidiary. Headquartered in Englewood, Colo., EchoStar has 25 years of experience designing, developing and distributing advanced award-winning television set-top boxes and related products for pay television providers and creates hardware and service solutions for cable, telco, IPTV and satellite TV companies worldwide. The company includes a network of 10 digital broadcast centers. EchoStar also delivers satellite services through 10 owned and leased in-orbit satellites and related FCC licenses. Visit www.echostar.com.

Media Contacts:
DISH Network, 720.514.5351, press@dishnetwork.com
EchoStar, 303.706.5236, mediarelations@echostar.com